Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Annual Report on Form 40-F of our Auditors' Report dated April 29, 2009 with respect to the consolidated balance sheet of Canadian Superior Energy Inc. (the "Company") as at December 31, 2008 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years ended December 31, 2008 and 2007, which is contained in this Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2009.

/s/ Meyers Norris Penny LLP
Chartered Accountants

Calgary, Alberta, Canada
March 29, 2010